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                                                    Exhibit (10)(iii)(A)(8)(iii)
                                                           to Form 10-K for 1993

Cincinnati Bell Inc.
201 E. Fourth Street
P.O. Box 2301
Cincinnati, Ohio 45201
(513) 397-7250


John T. LaMacchia
President and
Chief Executive Officer





February 1, 1994



Mr. Dwight H. Hibbard
Chairman of the Board
Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, OH   45202

Dear Dwight:

You will retire as an employee of Cincinnati Bell Inc. ("CBI") on February 11, 1994. Under the terms of your employment agreement, you were required to maintain your employment until December 31, 1995. The parties specifically waive any breach of the employment agreement resulting from your retirement on February 11. Your retirement does not alter the terms of Section 6(h) of the employment agreement which provides for an income tax supplement if your employment continues after December 31, 1992.

Although you are retiring as an employee of CBI, you have agreed to continue to serve as Chairman, at the pleasure of the Board, for an indefinite period. As a non-employee director, you will be an independent contractor and will be responsible for all taxes and other obligations of independent contractors. In consideration for the services which you will perform as Chairman, you will receive the following benefits:

1. Annual Fee - You will receive an annual fee of $300,00 for services performed from February 12 of each year to February 11 of the succeeding year. This fee will be prorated if you cease to be Chairman during any compensation period. The fee will be paid in equal amounts on a monthly basis.

2. Directors' Plans - You will be entitled to participate in the Deferred Compensation Plan for Non-Employee Directors and in the 1988 Stock Option Plan for Non-Employee Directors according to the terms of those Plans. You will not participate in the Retirement Plan for Outside Directors.


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Dwight H. Hibbard
February 1, 1994
Page Two



3. Perquisites - Except for telephone concession service which you will continue to receive indefinitely as part of our customary CEO retirement package, you will continue to receive the following perquisites which you were receiving as an employee of CBI as long as you continue to serve as
     Chairman:

     -    An office
     -    A secretary (but not necessarily a full-time secretary)
     -    First class travel for CBI business
     -    Business travel expenses-lodging, meals and other expenses
     -    Cellular telephone service
     - Payments for tax and financial advice up to a maximum of $7,000 during each calendar year
     -    Chauffeur service
     -    Use of an automobile
     -    Payments for automobile maintenance
     -    Club memberships
     -    Company credit card

We appreciate your continued commitment to CBI. To evidence your agreement as to the terms set forth in this letter, please sign one copy of this letter and return it to me.

Very truly yours,



/s/ John T. LaMacchia
John T. LaMacchia


/s/ Dwight Hibbard
__________________
Dwight Hibbard